Exhibit 99.1

News Release	Equistar Chemicals, LP One Houston Center 1221 McKinney, Suite 1600 P.O. Box 3646 Houston, Texas 77253-3646 (713) 652-7300

For information contact:	FOR IMMEDIATE RELEASE
Doug Pike (713) 309-7141
Susan Moore (713) 652-4645

Equistar Resumes Distributions to Owners

HOUSTON, August 16, 2004 – Equistar Chemicals, LP today resumed making distributions to its owners, distributing a total of $100 million to Lyondell Chemical Company (NYSE:LYO) and Millennium Chemicals Inc. (NYSE:MCH). Lyondell owns a 70.5 percent interest in Equistar, and Millennium owns the remaining 29.5 percent interest.

“We are pleased that in this early phase of the cyclical recovery improved business conditions have positioned Equistar to return to its policy of distributing excess cash to its owners,” said Dan F. Smith, Chief Executive Officer of Equistar.

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Equistar Chemicals, LP, headquartered in Houston, Texas, is a joint venture between Lyondell Chemical Company and Millennium Chemicals Inc. and combines their olefins, polymers and oxygenated chemicals businesses. Equistar is one of the world’s largest producers of ethylene, propylene and polyethylene and a leading producer of ethylene oxide, ethylene glycol, specialty polymers, wire and cable resins, and polyolefin powders. Equistar was formed in December 1997 and has 16 manufacturing sites located primarily along the U.S. Gulf Coast and in the Midwest.